Exhibit 99.1

VCA Antech, Inc. Reports Second Quarter 2008 Results and Reaffirms its Financial Guidance for 2008

  Second quarter revenue increased 11.4% to $334.4 million
  Second quarter gross profit increased 7.9% to $97.0 million
  Second quarter net income increased 12.5% to $40.3 million
  Second quarter diluted earnings per share increased 11.9% to $0.47

LOS ANGELES--(BUSINESS WIRE)--VCA Antech, Inc. (NASDAQ: WOOF), a leading animal healthcare company in the United States, today reported financial results for the second quarter ended June 30, 2008, as follows: revenue increased 11.4% to a second quarter record of $334.4 million; gross profit increased 7.9% to $97.0 million; operating income increased 9.8% to $74.0 million; net income increased 12.5% to $40.3 million; and diluted earnings per share increased 11.9% to $0.47.

We also reported our financial results for the six months ended June 30, 2008, as follows: revenue increased 13.6% to a six-month record of $642.3 million; gross profit increased 8.6% to $180.0 million; operating income increased 10.1% to $134.1 million; net income was $71.5 million; and diluted earnings per share increased 10.7% to $0.83.

Bob Antin, Chairman and CEO, stated, “I am pleased with our company’s performance in the second quarter of 2008. In spite of the challenging economy and the difficulties being felt by the consumer, our team met those challenges and we continued our long record of revenue and earnings growth.

“Current economic conditions prevailing in the nation’s economy have had an adverse impact on our internal revenue growth rates. However, we have been able to counteract the effects of the general economy and continue to grow our bottom line results without compromising our high standard of animal healthcare by increasing our rate of acquisitions to drive revenue growth, and by implementing cost controls.

“In the second quarter, we acquired 15 animal hospitals with combined annual revenue of over $30 million. Year-to-date, we have acquired 36 animal hospitals with combined annual revenue of over $75 million. Historically we have targeted acquisition activity at approximately $50 million to $60 million of acquired revenue per year (excluding the acquisitions of any animal hospital chains).

“Laboratory revenue in the second quarter increased 3.3% to $81.8 million, driven primarily by internal revenue growth of 2.5%. Laboratory margins in the second quarter were essentially flat: our gross margin declined to 49.9% compared to 50.5% and our operating margin declined to 43.6% compared to 44.0%.

“Animal hospital revenue in the second quarter increased 14.9% to $251.0 million driven by acquisitions. While same-store revenue declined 0.2% during the quarter, our animal hospital margins in the second quarter remained essentially flat: same-store gross margin was 21.6% compared to 21.5%; gross margin was 21.0% compared to 21.2% and operating margin was 18.7% compared to 18.6%.”

We reaffirm our 2008 financial guidance as follows:

  Revenue from $1.30 billion to $1.33 billion;
  Diluted earnings per common share from $1.55 to $1.60.

Conference Call

We will discuss our company’s second quarter 2008 financial results during a conference call today, July 24, 2008 at 4:30 p.m. Eastern Time. You can access a live broadcast of the call by visiting our website at http://investor.vcaantech.com. You can also access the call via telephone by dialing (877) 440-5785. Interested parties should call at least 10 minutes prior to the start of the call to register.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may and likely will differ materially from the guidance provided in this release. Among the important factors that could cause actual results to differ are a material adverse change in our financial condition or operations; the impact of adverse trends in the general economy on the rate of our laboratory internal revenue growth and animal hospital same-store revenue growth; the level of direct costs and our ability to maintain revenue at a level necessary to maintain expected operating margins; the level of selling, general and administrative costs; the effects of our recent acquisitions and our ability to effectively manage our growth and achieve operating synergies; a decline in demand for some of our products and services; any disruption in our information technology systems or transportation networks; the effects of competition; any impairment in the carrying value of our goodwill and other intangible assets; changes in prevailing interest rates; our ability to service our debt; and general economic conditions. These and other risk factors are discussed in our Report on Form 10-K for the year ended December 31, 2007, and our Report on Form 10-Q for the quarter ended March 31, 2008, and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

We own, operate and manage the largest networks of freestanding veterinary hospitals and veterinary-exclusive clinical laboratories in the country, and we supply diagnostic imaging equipment to the veterinary industry.

VCA Antech, Inc.
Consolidated Income Statements
(Unaudited - In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenue:
Laboratory	$81,840	$79,210	$158,569	$152,807
Animal hospital	251,001	218,466	477,101	405,637
Medical technology	11,838	10,635	25,687	21,807
Intercompany	(10,245)	(8,006)	(19,091)	(14,801)
	334,434	300,305	642,266	565,450

Direct costs	237,468	210,427	462,269	399,652

Gross profit:
Laboratory	40,874	39,966	78,216	75,968
Animal hospital	52,620	46,301	93,757	81,881
Medical technology	4,222	3,785	9,135	8,096
Intercompany	(750)	(174)	(1,111)	(147)
	96,966	89,878	179,997	165,798

Selling, general and administrative expense:
Laboratory	5,185	5,046	10,136	10,013
Animal hospital	5,694	5,321	11,172	10,881
Medical technology	2,948	2,693	6,382	5,628
Corporate	8,982	8,983	18,297	16,994
	22,809	22,043	45,987	43,516

Write-down and loss (gain) on sale of assets	127	420	(57)	542

Operating income	74,030	67,415	134,067	121,740

Interest expense, net	7,045	6,671	14,660	12,444
Other (income) expense	(213)	172	(36)	227
Minority interest	988	1,028	1,945	1,874
Income before provision for income taxes	66,210	59,544	117,498	107,195
Provision for income taxes	25,893	23,697	45,979	43,035
Net income	$40,317	$35,847	$71,519	$64,160

Diluted earnings per share	$0.47	$0.42	$0.83	$0.75
Shares used for computing diluted earnings per share	85,725	85,605	85,805	85,481

VCA Antech, Inc.
Consolidated Balance Sheets
(Unaudited - In thousands)

	June 30,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$75,924	$110,866
Trade accounts receivable, net	48,834	42,650
Inventory	25,527	25,517
Prepaid expenses and other	19,251	15,307
Deferred income taxes	14,907	14,402
Prepaid income taxes	-	8,160
Total current assets	184,443	216,902
Property and equipment, net	241,634	214,020
Other assets:
Goodwill	885,447	821,967
Other intangible assets, net	34,156	22,373
Deferred financing costs, net	1,304	1,537
Other	26,774	9,912
Total assets	$1,373,758	$1,286,711

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term obligations	$7,810	$7,886
Accounts payable	26,288	28,092
Accrued payroll and related liabilities	39,451	38,341
Income taxes payable	2,464	-
Other accrued liabilities	49,298	42,074
Total current liabilities	125,311	116,393
Long-term obligations, less current portion	548,686	552,294
Deferred income taxes	33,321	28,197
Other liabilities	9,208	11,236
Minority interest	12,403	10,207
Stockholders' equity:
Common stock	84	84
Additional paid-in capital	300,606	296,037
Accumulated earnings	347,117	275,598
Accumulated other comprehensive loss	(2,978)	(3,335)
Total stockholders' equity	644,829	568,384
Total liabilities and stockholders' equity	$1,373,758	$1,286,711

VCA Antech, Inc.
Consolidated Statements of Cash Flows
(Unaudited - In thousands)

	Six Months Ended
	June 30,
	2008	2007
Cash flows from operating activities:
Net income	$71,519	$64,160
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,325	12,740
Amortization of debt costs	233	137
Provision for uncollectible accounts	2,008	2,110
Write-down and (gain) loss on sale of assets	(57)	542
Share-based compensation	3,322	2,300
Minority interest in income of subsidiaries	1,945	1,874
Distributions to minority interest partners	(1,456)	(1,364)
Deferred income taxes	5,431	3,025
Excess tax benefit from exercise of stock options	(355)	(2,680)
Other	(150)	(173)
Changes in operating assets and liabilities:
Accounts receivable	(8,004)	(5,244)
Inventory, prepaid expenses and other assets	(4,519)	45
Accounts payable and other accrued liabilities	2,307	(173)
Accrued payroll and related liabilities	1,465	1,105
Income taxes	10,979	15,789
Net cash provided by operating activities	99,993	94,193
Cash flows from investing activities:
Business acquisitions, net of cash acquired	(80,367)	(203,322)
Real estate acquired in connection with business acquisitions	(13,098)	(7,962)
Property and equipment additions	(25,543)	(27,236)
Proceeds from sale of assets	1,753	1,564
Other	(14,987)	(256)
Net cash used in investing activities	(132,242)	(237,212)
Cash flows from financing activities:
Repayment of long-term obligations	(3,925)	(4,224)
Proceeds from issuance of long-term obligations	-	160,000
Payment of financing costs	-	(794)
Proceeds from issuance of common stock under stock option plans	892	2,360
Excess tax benefit from exercise of stock options	355	2,680
Net cash (used in) provided by financing activities	(2,678)	160,022

Effect of currency exchange rate changes on cash and cash equivalents	(15)	-
(Decrease) increase in cash and cash equivalents	(34,942)	17,003
Cash and cash equivalents at beginning of period	110,866	45,104
Cash and cash equivalents at end of period	$75,924	$62,107

VCA Antech, Inc.
Supplemental Operating Data
(Unaudited - In thousands)

			As of
Table #1			June 30,	December 31,
Selected consolidated balance sheet data			2008	2007

Debt:
Revolving credit facility			$-	$-
Senior term notes			524,979	527,675
Other debt and capital leases			31,517	32,505
Total debt			$556,496	$560,180

	Three Months Ended		Six Months Ended
Table #2	June 30,		June 30,
Selected expense data	2008	2007	2008	2007

Rent expense	$10,271	$9,106	$20,479	$17,531

Depreciation and amortization included in direct costs:
Laboratory	$1,793	$1,578	$3,425	$2,916
Animal hospital	5,439	4,342	10,222	8,157
Medical technology	313	299	620	592
Intercompany	(139)	(92)	(262)	(181)
	7,406	6,127	14,005	11,484
Depreciation and amortization included in selling, general and administrative expense	656	682	1,320	1,256
Total depreciation and amortization	$8,062	$6,809	$15,325	$12,740

Share-based compensation included in direct costs:
Laboratory	$219	$158	$392	$341

Share-based compensation included in selling, general and administrative expense:
Laboratory	303	175	505	372
Animal hospital	456	283	789	607
Medical technology	54	26	87	54
Corporate	981	441	1,549	926
	1,794	925	2,930	1,959
Total share-based compensation	$2,013	$1,083	$3,322	$2,300

CONTACT:
VCA Antech, Inc.
Tomas Fuller, Chief Financial Officer, 310-571-6505